Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Record Revenue and Earnings Results for its Fiscal 2021 Third Quarter

  Total net revenues increased 70.1 percent to $474.2 million, compared with total revenues of $278.8 million in the prior year period, driven by ecommerce growth of 83.2 percent.
  Net Income for the quarter increased $11.1 million to $1.4 million, or $0.02 per share, compared with a net loss of $9.7 million, or a loss of $0.15 per diluted share in the prior year period. On an adjusted basis, net income for the quarter was $1.5 million, or $0.02 per share, compared with an adjusted net loss of $9.0 million, or a loss of $0.14 per share, in the prior year period.
  Adjusted EBITDA1 for the quarter increased $17.8 million to $15.4 million, compared with a loss of $2.4 million in the prior year period.
  Company guides to 10-to-15 percent revenue growth for its fiscal fourth quarter and approximately 40 percent for its full 2021 fiscal year. Company also states that it anticipates double-digit revenue growth will continue in its next fiscal year.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 29, 2021--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading e-commerce provider of products and services designed to inspire more human expression, connection, and celebration, today reported results for its Fiscal 2021 third quarter ended March 28, 2021.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said “The record top and bottom-line results for our fiscal third quarter reflect the strength of the ecommerce platform that we have built to drive solid, sustainable growth. The strong results for the quarter represent a continuation of the momentum that we have been building over the past several years. In addition, the acceleration provided by COVID has resulted in profound shifts in consumer behavior that our massive database, strong brand portfolio, and leading-edge technology will turn into a new era of growth.

“Our highly scalable and leverageable business platform includes our all-star family of trusted brands, our advanced technology stack, our experience and expertise in digital marketing, our large and rapidly growing customer file, and our extensive manufacturing, distribution and logistics capabilities. We have continued to make significant investments in these areas to help drive strong organic growth while concurrently augmenting our capabilities and product selection with highly accretive acquisitions such as Personalization Mall.”

McCann said that in addition to the strong top and bottom-line performance during the quarter, the Company also continued to grow its customer file at a record pace. “We have continued to leverage our digital marketing programs to take advantage of the structural shift that consumers have made to ecommerce. As a result, we have added millions of new customers while driving increased purchase frequency from existing customers this year. In addition, we continue to see strong, double-digit growth in customers joining our Celebrations Passport® loyalty program, which now has more than 1 million members. Passport is a key driver of increased purchase frequency, customer retention, and customer lifetime value. The continuation of these positive trends further enhances our ability to deliver sustainable growth both near and longer term.”

Regarding the Company’s current fiscal fourth quarter, McCann said that the Company continued to see solid ecommerce demand in its 1-800-Flowers.com floral business through the first four weeks of the quarter. “We enter the fiscal fourth quarter with continued strong momentum and we expect double digit topline growth for the quarter despite the steep change in ecommerce growth which began in the prior year fourth quarter that we are now comparing against. That will put us on track to achieve over $2 billion of revenue in our current fiscal year.”

McCann concluded, “Based on our expectations for the fourth quarter, combined with what we see going forward, we anticipate driving double-digit growth in our next fiscal year.”

Third Quarter 2021 Financial Results

Total consolidated revenues increased 70.1 percent, or $195.4 million, to $474.2 million, compared with total consolidated revenues of $278.8 million in the prior year period, driven by ecommerce growth of 83.2 percent. Revenue growth in the quarter included contributions from PersonalizationMall.com which the Company acquired in August 2020. Excluding the contribution from PersonalizationMall.com total net revenues increased 55.7 percent, compared with the prior year period.

Gross profit margin for the quarter increased 40 basis points to 38.9 percent, compared with 38.5 percent in the prior year period. Operating expenses as a percent of total revenues improved 340 basis points to 39.0 percent, compared with 42.4 percent in the prior year period. Excluding the impacts of the Company’s non-qualified deferred 401k compensation plan and one-time transaction costs, operating expenses, as a percentage of total revenues improved 430 basis points to 38.8 percent in the quarter.

The combination of these factors resulted in an increase of $17.8 million, in Adjusted EBITDA to $15.4 million, compared with Adjusted EBITDA loss of $2.4 million in the prior year period. Net income for the quarter increased $11.1 million, to $1.4 million, or $0.02 per diluted share, compared with a net loss of $9.7 million, or $0.15 per share, in the prior year period. On an adjusted basis, net income for the quarter was $1.5 million, or $0.02 per share, compared with an adjusted net loss of $9.0 million, or a loss of $0.14 per share, in the prior year period.

Segment Results:

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and Gifts, and BloomNet® segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter increased 82.7 percent, or $79.3 million, to $175.2 million, compared with $95.9 million in the prior year period, reflecting strong ecommerce growth. Gross profit margin increased 500 basis points to 39.4 percent, compared with 34.4 percent in the prior year period reflecting reduced promotional marketing partially offset by increased labor and shipping costs. Segment contribution margin improved 293.4 percent, or $18.4 million, to $12.1 million, compared with a loss of $6.3 million in the prior year period.
  Consumer Floral and Gifts: Revenues in this segment increased 70.6 percent, or $107.8 million, to $260.4 million, compared with $152.6 million in the prior year period. Excluding the contribution from PMall, revenues in this segment increased 44.3 percent compared with the prior year period. Gross profit margin decreased 150 basis points to 37.8 percent, compared with 39.3 percent in the prior year period, primarily reflecting higher shipping costs and weather-related costs incurred during the Valentine holiday period. Segment contribution margin increased 46.0 percent, or $7.1 million, to $22.5 million, compared with $15.4 million in the prior year period. Excluding the contribution from PMall, segment contribution margin increased 15.3 percent, or $2.4 million, compared with the prior year period.
  BloomNet: Revenues for the quarter increased 27.7 percent to $38.8 million, or $8.4 million, compared with $30.4 million in the prior year period. Gross profit margin was 44.3 percent, a decrease of 300 basis points compared with 47.3 percent in the prior year period, primarily reflecting product mix. Segment contribution margin increased 20.1 percent to $12.0 million, or $2.0 million, compared with $10.0 million in the prior year period.

Company Guidance

  The Company’s guidance for its fiscal fourth quarter ending June 27, 2021 is based on several factors including:
    continued solid ecommerce demand in the 1-800-Flowers.com floral business that has carried into April combined with anticipated contributions from PMall, partially offset by the shift of some Easter revenues into the Company’s third quarter, and;
    the challenging comparison with the prior year period which included record top and bottom-line growth resulting from the surge in ecommerce demand and significantly lower year-over-year digital marketing pricing associated with the initial impact of the COVID-19 pandemic.
  As a result, the Company expects to achieve total consolidated revenue growth for its fiscal fourth quarter in a range of 10-to-15 percent, compared with the prior year period.
  Based on this revenue growth, somewhat offset by higher digital marketing costs, the Company anticipates achieving Adjusted EBITDA for its fiscal fourth quarter in a range of $25.0 million -to- $30 million, compared with $32.5 million in the prior year period, and EPS in a range of $0.18-to-$0.20, compared with EPS of $0.23 in the prior year period.
  Combined with the results of its first three fiscal quarters, the Company anticipates achieving the following results for its full 2021 fiscal year:
    Revenue growth of approximately 40 percent to total revenue for the year of more than $2.0 billion compared with $1.49 billion in the prior year.
    Adjusted EBITDA in a range of $208.0 million -to- $213.0 million compared with $129.5 million in the prior year,
    EPS in a range of $1.75 -to- $1.80 compared with EPS of $0.98 in the prior year, and
    Free Cash Flow of more than $100 million.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted Contribution Margin is defined as Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period-to-period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable EPS are meaningful measures because they increase the comparability of period-to-period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect, and celebrate. The Company’s ecommerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Stock Yards® and Simply Chocolate®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was named to the Forbes 2021 Best Small Companies List. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its expected results for the fiscal-year 2021 fourth quarter and full year as well as its guidance for revenue growth in its fiscal 2022 full year; the impact of the COVID-19 pandemic on the Company; its ability to successfully integrate acquired businesses and assets; its ability to cost-effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, April 29, 2021, at 8:00 a.m. (EDT). The call will be webcast live (Webcast URL: https://services.choruscall.com/links/flws210429GQPS0B7R.html) which can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM, Inc. website at 1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s website within two hours of the call’s completion. A telephonic replay of the call can be accessed beginning at 2:00 p.m. (EDT) on the day of the call through May 6, 2021, at: (US) 1-877-344-7529; (Canada) 855-669-9658; (International) 1-412-317-0088; enter conference ID #:10155340. To access the replay using an international dial-in number, please use the link: https://services.choruscall.com/ccforms/replay.html.

Note: The attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	March 28, 2021	June 28, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$256,783	$240,506
Trade receivables, net	39,121	15,178
Inventories	122,385	97,760
Prepaid and other	30,243	25,186
Total current assets	448,532	378,630

Property, plant and equipment, net	197,490	169,075
Operating lease right-of-use assets	86,616	66,760
Goodwill	208,048	74,711
Other intangibles, net	139,962	66,273
Other assets	26,672	18,986
Total assets	$1,107,320	$774,435

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$60,217	$25,306
Accrued expenses	215,177	141,741
Current maturities of long-term debt	17,500	5,000
Current portion of long-term operating lease liabilities	11,021	8,285
Total current liabilities	303,915	180,332

Long-term debt	166,213	87,559
Long-term operating lease liabilities	79,803	61,964
Deferred tax liabilities	26,501	28,632
Other liabilities	30,773	16,174
Total liabilities	607,205	374,661
Total stockholders’ equity	500,115	399,774
Total liabilities and stockholders’ equity	$1,107,320	$$774,435

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (in thousands, except for per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020
Net revenues:
E-Commerce	$424,768	$231,851	$1,441,441	$847,985
Other	49,466	46,925	193,821	223,696
Total net revenues	474,234	278,776	1,635,262	1,071,681
Cost of revenues	289,535	171,324	936,837	618,911
Gross profit	184,699	107,452	698,425	452,770
Operating expenses:
Marketing and sales	127,923	78,606	402,904	262,849
Technology and development	14,281	11,900	39,937	34,436
General and administrative	30,912	20,031	89,960	64,187
Depreciation and amortization	11,892	7,803	31,792	23,268
Total operating expenses	185,008	118,340	564,593	384,740
Operating income (loss)	(309)	(10,888)	133,832	68,030
Interest expense, net	1,553	147	4,520	1,727
Other (income) expense, net	(945)	2,605	(4,201)	1,714
Income (loss) before income taxes	(917)	(13,640)	133,513	64,589
Income tax expense (benefit)	(2,344)	(3,983)	28,171	15,365
Net income (loss)	$1,427	$(9,657)	$105,342	$49,224

Basic net income (loss) per common share	$0.02	$(0.15)	$1.63	$0.76

Diluted net income (loss) per common share	$0.02	$(0.15)	$1.58	$0.74

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,885	64,348	64,644	64,517
Diluted	66,474	64,348	66,564	66,378

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Nine months ended
	March 28, 2021	March 29, 2020

Operating activities:
Net income	$105,342	$49,224
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,792	23,268
Amortization of deferred financing costs	844	486
Deferred income taxes	(2,131)	(1,597)
Bad debt expense	959	1,201
Stock-based compensation	8,229	6,441
Other non-cash items	(79)	(23)
Changes in operating items:
Trade receivables	(23,520)	(15,044)
Inventories	(7,627)	19,353
Prepaid and other	(1,301)	3,148
Accounts payable and accrued expenses	96,947	31,442
Other assets and liabilities	8,756	(557)
Net cash provided by operating activities	218,211	117,342

Investing activities:
Acquisitions, net of cash acquired	(250,943)	(20,500)
Capital expenditures, net of non-cash expenditures	(26,821)	(22,282)
Purchase of equity investments	(1,251)	(1,176)
Net cash used in investing activities	(279,015)	(43,958)

Financing activities:
Acquisition of treasury stock	(14,825)	(10,667)
Proceeds from exercise of employee stock options	1,596	285
Proceeds from bank borrowings	265,000	20,000
Repayment of notes payable and bank borrowings	(172,497)	(23,750)
Debt issuance cost	(2,193)	(60)
Net cash provided by (used in) financing activities	77,081	(14,192)

Net change in cash and cash equivalents	16,277	59,192
Cash and cash equivalents:
Beginning of period	240,506	172,923
End of period	$256,783	$232,115

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Three Months Ended
	March 28, 2021	March 29, 2020	Personalization Mall Litigation & Transaction Costs	As Adjusted (non-GAAP) March 29, 2020	% Change
Net revenues:
Consumer Floral & Gifts	$260,393	$152,620	$-	$152,620	70.6%
BloomNet	38,833	30,414		30,414	27.7%
Gourmet Foods & Gift Baskets	175,245	95,906		95,906	82.7%
Corporate	54	112		112	-51.8%
Intercompany eliminations	(291)	(276)		(276)	-5.4%
Total net revenues	$474,234	$278,776	$-	$278,776	70.1%

Gross profit:
Consumer Floral & Gifts	$98,397	$59,943		$59,943	64.2%
	37.8%	39.3%		39.3%

BloomNet	17,194	14,401		14,401	19.4%
	44.3%	47.3%		47.3%

Gourmet Foods & Gift Baskets	69,091	32,956		32,956	109.6%
	39.4%	34.4%		34.4%

Corporate	17	152		152	-88.8%
	31.5%	135.7%		135.7%

Total gross profit	$184,699	$107,452	$-	$107,452	71.9%
	38.9%	38.5%	-	38.5%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$22,537	$15,439	$-	$15,439	46.0%
BloomNet	12,042	10,025		10,025	20.1%
Gourmet Foods & Gift Baskets	12,132	(6,275)		(6,275)	293.3%
Segment Contribution Margin Subtotal	46,711	19,189	-	19,189	143.4%
Corporate (b)	(35,128)	(22,274)	911	(21,363)	-64.4%
EBITDA (non-GAAP)	11,583	(3,085)	911	(2,174)	632.8%
Add: Stock-based compensation	2,871	2,396		2,396	19.8%
Add: Compensation charge related to NQ Plan Investment Appreciation/(Depreciation)	916	(2,611)		(2,611)	135.1%
Adjusted EBITDA (non-GAAP)	$15,370	$(3,300)	$911	$(2,389)	743.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Nine Months Ended
	March 28, 2021	Personalization Mall Litigation & Transaction Costs	Harry & David Store Closure Costs	As Adjusted (non-GAAP) March 28, 2021	March 29, 2020	Personalization Mall Litigation & Transaction Costs	As Adjusted (non-GAAP) March 29, 2020	% Change
Net revenues:
Consumer Floral & Gifts	$727,296	$-	$-	$727,296	$359,104	$-	$359,104	102.5%
BloomNet	105,622			105,622	81,576		81,576	29.5%
Gourmet Foods & Gift Baskets	803,439			803,439	631,705		631,705	27.2%
Corporate	295			295	472		472	-37.5%
Intercompany eliminations	(1,390)			(1,390)	(1,176)		(1,176)	-18.2%
Total net revenues	$1,635,262	$-	$-	$1,635,262	$1,071,681	$-	$1,071,681	52.6%

Gross profit:
Consumer Floral & Gifts	$298,457	$-	$-	$298,457	$140,537	$-	$140,537	112.4%
	41.0%			41.0%	39.1%		39.1%

BloomNet	48,852			48,852	40,520		40,520	20.6%
	46.3%			46.3%	49.7%		49.7%

Gourmet Foods & Gift Baskets	350,988			350,988	271,360		271,360	29.3%
	43.7%			43.7%	43.0%		43.0%

Corporate	128			128	353		353	-63.7%
	43.4%			43.4%	74.8%		74.8%
Total gross profit	$698,425	$-	$-	$698,425	$452,770	$-	$452,770	54.3%
	42.7%	-	-	42.7%	42.2%	-	42.2%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
Consumer Floral & Gifts	$87,430	$-	$-	$87,430	$34,853	$-	$34,853	150.9%
BloomNet	34,604			34,604	27,516		27,516	25.8%
Gourmet Foods & Gift Baskets	145,172		(483)	144,689	100,512		100,512	44.0%
Segment Contribution Margin Subtotal	267,206	-	(483)	266,723	162,881	-	162,881	63.8%
Corporate (b)	(101,582)	5,403		(96,179)	(71,583)	911	(70,672)	-36.1%
EBITDA (non-GAAP)	165,624	5,403	(483)	170,544	91,298	911	92,209	85.0%
Add: Stock-based compensation	8,229			8,229	6,441		6,441	27.8%
Add: Compensation charge related to NQ Plan Investment Appreciation/(Depreciation)	4,123			4,123	(1,653)		(1,653)	349.4%
Adjusted EBITDA (non-GAAP)	$177,976	$5,403	$(483)	$182,896	$96,086	$911	$96,997	88.6%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income (loss) to adjusted net income (loss) (non-GAAP):	Three Months Ended		Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020

Net income (loss)	$1,427	$(9,657)	$105,342	$49,224
Adjustments to reconcile net income (loss) to adjusted net income (loss) (non-GAAP)
Add: PersonalizationMall litigation and transaction costs	-	911	5,403	911
Deduct: Harry & David store closure cost adjustment	-	-	(483)	-
Deduct: Income tax benefit on adjustments	79	(217)	(1,038)	(217)
Adjusted net income (loss) (non-GAAP)	$1,506	$(8,963)	$109,224	$49,918

Basic and diluted net income (loss) per common share
Basic	$0.02	$(0.15)	$1.63	$0.76
Diluted	$0.02	$(0.15)	$1.58	$0.74

Basic and diluted adjusted net income (loss) per common share (non-GAAP)
Basic	$0.02	$(0.14)	$1.69	$0.77
Diluted	$0.02	$(0.14)	$1.64	$0.75

Weighted average shares used in the calculation of net income (loss) and adjusted net income (loss) per common share
Basic	64,885	64,348	64,644	64,517
Diluted	66,474	64,348	66,564	66,378

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)

Reconciliation of net income (loss) to adjusted EBITDA (non-GAAP):	Three Months Ended		Nine Months Ended
	March 28, 2021	March 29, 2020	March 28, 2021	March 29, 2020

Net income (loss)	$1,427	$(9,657)	$105,342	$49,224
Add: Interest expense, net	608	2,752	319	3,441
Add: Depreciation and amortization	11,892	7,803	31,792	23,268
Add: Income tax expense	-	-	28,171	15,365
Deduct: Income tax benefit	2,344	3,983	-	-
EBITDA	11,583	(3,085)	165,624	91,298
Add: Stock-based compensation	2,871	2,396	8,229	6,441
Add: Compensation charge related to NQ plan investment appreciation/(depreciation)	916	(2,611)	4,123	(1,653)
Add: Personalization Mall litigation and transaction costs	-	911	5,403	911
Deduct: Harry & David store closure cost adjustment	-	-	(483)	-
Adjusted EBITDA	$15,370	$(2,389)	$182,896	$96,997

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. To leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

FLWS-CP

Contacts

Investors:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com